EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountant's report on internal control.

EXHIBIT B:
  Attachment to item 77K:
  Changes in Registrant's certifying accountant

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EXHIBIT A:

The Shareholders of the Senbanc Fund and Board of Trustees of the Hilliard Lyons Research Trust:

In planning and performing our audit of the financial statements of the Senbanc Fund (the "Fund"), a series of Hilliard Lyons Research Trust, for the year ended June 30,
2002 (on which we have issued our report dated August 2, 2002), we considered the Fund's internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Fund's internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Fund's internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements due to error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Fund's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of June 30, 2002.

This report is intended solely for the information and use of management, the Shareholders and Board of Trustees of the Fund, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

DELOITTE & TOUCHE LLP
Boston, Massachusetts
August 2, 2002




EXHIBIT B:
HILLIARD LYONS RESEARCH TRUST

On May 15, 2002, during a Special Meeting of the Audit Committee, the Board of Trustees of the Company selected Deloitte & Touche LLP as the independent accountants for the Company for the year ending June 30, 2002, replacing Ernst & Young LLP as, under rule amendments regarding auditor independence adopted by the Securities and Exchange Commission, beginning August 5, 2002, Ernst & Young LLP is no longer considered independent with respect to the Company.

Ernst & Young LLP's reports on the Company's financial statements for the years ended June 30, 2001 and 2000 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended June 30, 2001 and 2000, and through May 15, 2002, there were no disagreements with Ernst & Young LLP on any matter or accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreement in its report on the financial statements for such years.


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[ERNST & YOUNG LETTERHEAD]

August 21, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 77K of Form N-SAR of Hilliard Lyons
Research Trust and are in agreement with the statements contained in the attached exhibit. We have no basis to agree or disagree with other statements of the registrant contained in the filing.

Very truly yours,

/s/Ernst & Young LLP
Ernst & Young LLP